Exhibit 97.1
TRONOX HOLDINGS PLC DODD-FRANK CLAWBACK POLICY

    Tronox Holdings plc (the “Company”) has adopted this clawback policy (the “Policy”) which, subject to applicable law (including the Sarbanes-Oxley Act of 2002), supersedes and replaces in its entirety any other clawback policies currently in effect at the Company. Subject to applicable law, to the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and, unless otherwise determined by the Company following October 2, 2023 (the “Effective Date”), no other clawback policy shall apply. This Policy shall be interpreted to comply with the clawback rules found in 229 C.F.R. §240.10D and the related listing rules of the national securities exchange or national securities association on which the Company has listed securities (the “Exchange”) and any other applicable laws. To the extent any provision of this Policy is in any manner deemed inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules and such provision shall be applied to the maximum extent permitted by applicable law.

1. Definitions. 229 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measure,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meaning as defined in that regulation (as may be in effect from time to time).

2. Application of the Policy. This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 229 C.F.R. §240.10D-1(b)(1)(ii).

3. Recovery Period. The Incentive-Based Compensation subject to clawback under this Policy is, with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-Based Compensation, all Incentive-Based Compensation Received by such individual (a) on or after the Effective Date, (b) after beginning service as an Executive Officer, (c) while the Company has a class of securities listed on an Exchange, and (d) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2 (and any transition period arising due to a change in the Company’s fiscal year as described in 229 C.F.R. §240.10D-1(b)(1)(i)(D)).

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received during the applicable recovery period as described in Section 3 that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.

(a) For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (1) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (2) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

5. Recovery of Erroneously Awarded Compensation.

(a) In the event that the Company is required to prepare an accounting restatement as described in Section 2, the Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the Human Resources and Compensation Committee (the “Committee”), or if the Committee does not consist of independent directors, a majority of the independent directors serving on the Board of Directors of the Company, has made a determination that recovery would be impracticable and the conditions of paragraphs (1), (2), or (3) below apply (in which case, the Erroneously Awarded Compensation need not be recovered).

(1) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(2) recovery would violate the Company’s home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of the Company’s home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange.

(3) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

(b) In recovering Erroneously Awarded Compensation reasonably promptly pursuant to Section 5(a) of this Policy, the Committee shall determine the appropriate method of recovery it deems reasonable and appropriate in its discretion based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. Such determination shall be consistent with any applicable legal guidance, by the U.S. Securities and Exchange Commission (“SEC”), judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case based on the applicable facts and circumstances. The method of recovery the Committee may determine is applicable include, but is not limited to: (1) requiring reimbursement of Erroneously Awarded Compensation; (2) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (3) offsetting the Erroneously Awarded Compensation from any compensation otherwise owed by the Company to the Executive Officer; (4) cancelling outstanding vested or unvested equity awards; and/or (5) taking any other remedial and recovery action permitted by applicable law, as determined by the Committee.

6. Administration; Committee Decisions. This Policy shall be administered by the Committee and the Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Decisions of the Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this policy (unless determined to be an abuse of discretion), and need not be uniform with respect to each individual covered by this Policy. Subject to any limitation under applicable law, the Committee may authorize and empower any officer or employee of the Company to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee). The Committee may modify or amend this Policy, in whole or in part, from time to time in its discretion and shall amend any or all of the provisions of this Policy as it deems necessary, including as and when it determines that it is legally required by 229 C.F.R. §240.10D or the related listing rules of the Exchange. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 6 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate the 229 C.F.R. §240.10D, the related listing rules of the Exchange, or any federal securities law, SEC rule or Exchange rule.
7. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation. Additionally, the Company shall not pay or reimburse any Executive Officer for the cost of third-party insurance purchased by an Executive Officer to cover any such loss under this Policy.

8. Reporting and Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of U.S. federal securities laws, including the disclosure required by applicable SEC filings.

9. Agreement to Policy by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the incorporation of this Policy into any award that is accepted by the Executive Officer. Each Executive Officer shall be required to sign and return to the Company the Acknowledgement and Acceptance Form attached hereto as Exhibit A pursuant to which such Executive Officer will acknowledge that he or she is bound by the terms of this Policy; provided, however, that this Policy shall apply to, and be enforceable against, any Executive Officer and his or her successors (as specified in Section 11 of this Policy) regardless of whether or not such Executive Officer properly signs and returns to the Company such Acknowledgement and Acceptance Form and regardless of whether or not such Executive Officer is aware of his or her status as such.

10. Other Recoupment Rights; No Additional Payments. The Committee intends that this Policy will be applied to the fullest extent permitted by applicable law. The Committee may require that any employment agreement, equity award agreement, or any other agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Executive Officers shall be deemed to have accepted continuing employment on terms that include compliance with the Policy, to the extent of its otherwise applicable provisions, and to be contractually bound by its enforcement provisions. Executive Officers who cease employment or service with the Company shall continue to be bound by the terms of the Policy with respect to Incentive-Based Compensation that is subject to the Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, cash-based bonus plan, equity award agreement or similar agreement and any other legal remedies available to the Company. To the extent that an Executive Officer has already reimbursed the Company for any Erroneously Awarded Compensation Received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy, as determined by the Committee in its sole discretion. Nothing in this Policy precludes the Company from implementing any additional clawback or recoupment policies with respect to Executive Officers or any other service provider of the Company. Application of this Policy does not preclude the Company from taking any other action to enforce any Executive Officer’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company with respect to any Executive Officer.

11. Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, estates, heirs, executors, administrators or other legal representatives to the extent required by 229 C.F.R. §240.10D and the related listing rules of the Exchange or as otherwise determined by the Committee.
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Exhibit A
TRONOX HOLDINGS PLC DODD-FRANK CLAWBACK POLICY

ACKNOWLEDGEMENT AND ACCEPTANCE FORM
Capitalized terms used but not otherwise defined in this Acknowledgement and Acceptance Form shall have the meanings ascribed to such terms in the Tronox Holdings Plc Dodd-Frank Clawback Policy (the “Policy”). By signing below, the undersigned executive officer (the “Executive Officer”) acknowledges and confirms that the Executive Officer has received and reviewed a copy of the Policy and, in addition, the Executive Officer acknowledges and agrees as follows:
(a)the Executive Officer is and will continue to be subject to the Policy and that the Policy will apply both during and after the Executive Officer’s employment with the Company;
(b)to the extent necessary to comply with the Policy, the Policy hereby amends any employment agreement, equity award agreement or similar agreement that the Executive Officer is a party to with the Company and shall apply and govern Incentive-Based Compensation Received by any Executive Officer, notwithstanding any contrary or supplemental term or condition in any document, plan or agreement including without limitation any employment contract, indemnification agreement, equity agreement, or equity plan document;
(c)the Executive Officer shall abide by the terms of the Policy, including, without limitation, by returning any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner permitted by, the Policy;
(d)any amounts payable to the Executive Officer, including any Incentive-Based Compensation, shall be subject to the Policy as may be in effect and modified from time to time in the sole discretion of the Committee or as required by applicable law or the requirements of the Exchange, and that such modification will be deemed to amend this acknowledgment;
(e)the Company may recover compensation paid to the Executive Officer through any method of recovery the Committee deems appropriate, and the Executive Officer agrees to comply with any request or demand for repayment by the Company in order to comply with the Policy;
(f)the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company;
(g)the Company may, to the greatest extent permitted by applicable law, reduce any amount that may become payable to the Executive Officer by any amount to be recovered by the Company pursuant to the Policy to the extent such amount has not been returned by the Executive Officer to the Company prior to the date that any subsequent amount becomes payable to the Executive Officer; and
(h)any assertion or application of any rights under federal, state, local or foreign law or in contract or equity that would otherwise conflict with or narrow the Company’s authority to interpret, apply and enforce the Policy to its fullest extent, including but not limited to, the

Company’s authority to withhold or divert wages pursuant to the Policy, is hereby waived by the Executive Officer.

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Signature page to Tronox Holdings Plc Dodd-Frank Clawback Policy
Acknowledgement and Acceptance Form